Exhibit 14.1

                              Micrel, Incorporated

                       Code of Ethics for Senior Officers


PURPOSE

   This Code of Business Conduct and Ethics (the "Code") contains general guidelines for conducting the business of Micrel, Incorporated (the "Micrel") consistent with the highest standards of business ethics, and is intended to qualify as a "code of ethics" within the meaning of Section 406 of the
Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.   This Code
supplements, and is in addition to, the obligations placed upon all employees by the Company's Worldwide Standards of Business Conduct. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards.

   This Code is designed to deter wrongdoing and to promote:

   * Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

   * Full, fair, accurate, timely, and understandable disclosure in reports and documents that Micrel files with, or submits to, the Securities and Exchange Commission and in other public communications made by Micrel;

   * Compliance with applicable governmental laws, rules and regulations;

   * The prompt internal reporting to an appropriate person or persons of violations of the Code; and

   *   Accountability for adherence to the Code.

   This Code applies to our chief executive Officer, our chief financial Officer/principal accounting Officer, our controller and any other persons who perform similar functions for Micrel (referred to herein as a "Senior Officer" or "Officer" and, collectively, "Senior Officers" or "Officers"). If a Senior Officer feels uncomfortable about a situation or has any doubts about whether a particular situation is consistent with Micrel's high ethical standards, he or she should contact the Company's General Counsel.

   This Code was adopted by the Board of Directors (the "Board") of Micrel on March 11, 2004.

CONFLICTS OF INTEREST

Identifying Conflicts of Interest

   A conflict of interest occurs when a Senior Officer's private interest interferes in any way with the interests of Micrel as a whole. A Senior Officer should actively avoid any private interest that may influence his or her ability to act in the interests of Micrel or that may make it difficult to perform work objectively and effectively. In general, the following should be considered conflicts of interest:

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   *   Outside Employment.  No Senior Officer may be employed by a business that competes with Micrel or deprives Micrel of any business.

   * Improper Personal Benefits. No Senior Officer may obtain material personal benefits or favors because of his or her position with Micrel.

   * Corporate Opportunity. No Senior Officer should use corporate property, information or his or her position with Micrel to secure a business opportunity that would otherwise be available to Micrel. If an Officer discovers a business opportunity through the use of corporate property, information or position that is in Micrel's line of business, he or she must first present the business opportunity to Micrel before pursuing the opportunity in an individual capacity. If Micrel chooses not to pursue such business opportunity, the Officer must get the approval of Company management before pursuing the opportunity in an individual capacity.

   * Financial Interests. No Senior Officer may have any material financial interest (ownership or otherwise), either directly or indirectly through a spouse or other family member, in any other business enterprise if that interest (i) adversely affects the Senior Officer's performance of duties or responsibilities to Micrel, or requires devoting any time to that interest during Micrel working hours, or (ii) is in an enterprise that competes, does business or seeks to do business with Micrel. However, a Senior Officer may have an indirect stock ownership in a publicly traded company (e.g., through a mutual fund).

   * Loans or Other Financial Transactions. No Senior Officer may obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material customer, supplier or competitor of Micrel. This guideline does not prohibit arms-length transactions with recognized banks or other financial institutions.

   * Service on Boards and Committees. No Senior Officer should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably could be expected to conflict with those of the Micrel. Senior Officers must obtain prior approval from the Board before accepting any such board or committee position. Micrel may revisit its approval of any such position at any time to determine whether service in such position is still appropriate.

   It is difficult to list all of the ways in which a conflict of interest may arise, and the above represents only a few, limited examples. If a Senior Officer is faced with a difficult business decision that is not addressed above, he or she should consider the following questions:

   *   Is it legal?
   *   Is it honest and fair?
   *   Is it in the best interests of Micrel?

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Disclosure of Conflicts of Interest

   The Company requires that Senior Officers fully disclose any situations that reasonably could be expected to give rise to a conflict of interest. If an Officer suspect that he or she has a conflict of interest, he or she must report it immediately to the Chief Executive Officer. The Chief Executive Officer must report any such conflict to the Board of Directors. Conflicts of interest may only be waived by the Board, or the appropriate committee of the Board, and will be promptly disclosed to the public to the extent required by law.

Family Members and Work

   The actions of family members outside the workplace may also give rise to conflicts of interest because they may influence a Senior Officer's objectivity in making decisions on behalf of Micrel. If a member of a Senior Officer's family is interested in doing business with Micrel, the criteria as to whether to enter into or continue the business relationship, and the terms and conditions of the relationship, must be no less favorable to Micrel compared with those that would apply to a non-relative seeking to do business with Micrel under similar circumstances.

   For purposes of this Code, "family members" or "members of your family" include an Officer's spouse or life-partner, brothers, sisters and parents, in-laws and children whether such relationships are by blood or adoption.

GIFTS AND ENTERTAINMENT

   The giving and receiving of gifts is common business practice.
Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners. However, gifts and entertainment should never compromise an Officer's ability to make objective and fair business decisions.

   It is the responsibility of Senior Officers to use good judgment in this area. As a general rule, Senior Officers may give or receive gifts or entertainment to or from customers or suppliers only if the gift or entertainment is not material and could not be viewed as an inducement to any particular business decision. All gifts and entertainment expenses must be properly accounted for on expense reports.

POLITICAL CONTRIBUTIONS AND ACTIVITIES

   Micrel encourages its Senior Officers to participate in the political process as individuals. However, federal and state contribution and lobbying laws severely limit contributions Micrel can make to political parties or candidates. Micrel funds or assets shall not be used to make a political contribution to any political party or candidate.

   Micrel facilities may not be used for political activities (including fundraisers and other activities related to running for office).

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   When participating in political affairs, Senior Officers should be careful to make it clear that their political views and actions are their own, and not made on behalf of Micrel. For instance, Micrel letterhead should not be used to send personal letters in connection with political activities.

PROTECTION AND USE OF COMPANY ASSETS

   Senior Officers should protect Micrel's assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on Micrel's profitability. The use of the funds or assets of Micrel, whether for personal gain or not, for any unlawful or improper purpose is strictly prohibited.

   To ensure the protection and proper use of Micrel's assets, each Senior Officer should:

   * Exercise reasonable care to prevent theft, damage or misuse of Micrel property;

   * Promptly report the actual or suspected theft, damage or misuse of Micrel property;

   * Safeguard all electronic programs, data, communications and written materials from inadvertent access by others; and

   *   Use Micrel property only for legitimate business purposes.

ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

   We are a public company and are required to report our financial results and a great deal of financial and other information about our business to the public and the Securities and Exchange Commission. We are also subject to various securities laws and regulations. It is our policy to promptly disclose accurate and complete information regarding Micrel's business, financial condition and results of operations. Our officers must understand and strictly comply with generally accepted accounting principles as adopted by Micrel and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage Micrel and result in legal liability.

   Senior Officers should be on guard for, and promptly report, any possibility of inaccurate or incomplete financial reporting. Particular attention should be paid to:

   * Financial results that seem inconsistent with the performance of the underlying business;

   *   Transactions that do not seem to have an obvious business purpose;
       and

   *   Requests to circumvent ordinary review and approval procedures.

   The Company's Senior financial Officers have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. Any practice or situation that might undermine this objective should be reported to the Chief Executive Officer, the Chief Financial Officer or the Board of Directors, as appropriate.

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CONFIDENTIAL INFORMATION

   Senior Officers have access to a variety of confidential information while employed at Micrel. Confidential information includes all non-public information that might be of use to competitors, or harmful to Micrel or its customers, if disclosed. Senior Officers have a duty to safeguard all confidential information, except when disclosure is authorized or legally mandated. A Senior Officer's obligation to protect confidential information continues after the Officer leaves Micrel. Unauthorized disclosure of confidential information could cause competitive harm to Micrel and could result in legal liability to the Officer and Micrel.

   When discussing or in possession of confidential information, employees should always be aware of their surroundings. Senior Officers should not discuss Micrel business in the presence of employees or others who do not have a right or need to know. Senior Officers should be particularly careful in public places, including restaurants, airplanes, commuter trains and public pay phones. In appropriate circumstances, disclosure of confidential information may be authorized by appropriate Micrel personnel. Any outside requests for Micrel information should only be handled by authorized persons. Any question or concern regarding whether disclosure of Micrel information is legally mandated should be promptly referred to the Company's General Counsel.

COMPANY RECORDS

   Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and other disclosures to the public. In addition, our records are the source of essential data that guides business decision-making and strategic planning. Company records include booking, billing and backlog information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

   All Company records must be complete, accurate and reliable in all material respects. There is never an acceptable reason to make false or misleading entries. In addition, undisclosed or unrecorded funds, payments or receipts are strictly prohibited. Each Senior Officer is responsible for understanding and complying with our record keeping policy. Contact the Company's General Counsel if there are any questions in this regard.

COMPLIANCE WITH LAWS AND REGULATIONS

   Each Senior Officer has an obligation to comply with the laws of the cities, states and countries in which Micrel operates. We will not tolerate any activity that violates any laws, rules or regulations applicable to Micrel. This includes, without limitation, laws covering commercial bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. Each Officer is expected to understand and comply with all laws, rules and regulations that apply to his or her position in Micrel. If any doubt exists about whether a course of action is lawful, an Officer should seek advice immediately from the Company's General Counsel.

VIOLATIONS OF THE CODE

   All Senior Officers have a duty to report any known or suspected violation of this Code, including any violation of laws, rules, regulations or policies that apply to Micrel. Reporting a known or suspected violation of this Code by others should not be considered an act of disloyalty, but an action to safeguard the reputation and integrity of Micrel and its employees.

   If an Officer knows of or suspects a violation of this Code, he or she should immediately report the conduct to the General Counsel or the Vice President of Human Resources. One or both of these individuals will work directly with the Officer to investigate your concern. If the suspected violation involves either the General Counsel or the Vice President of Human Resources, immediately report the conduct to the chairman of the Company's Audit Committee or to any other independent board director.

   All questions and reports of known or suspected violations of this Code will be treated with sensitivity and discretion. Micrel will protect an Officer's confidentiality to the extent possible consistent with the law and Micrel's need to investigate the Officer's concern. The Company strictly prohibits retaliation against a Senior Officer who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against a Senior Officer because the Senior Officer, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

   It is Micrel's policy that any Senior Officer who violates this Code will be subject to appropriate discipline, up to and including potential termination of employment, based upon the facts and circumstances of each particular situation. Conduct that violates the law or this Code cannot be justified by claiming that it was ordered by someone in higher management. Senior Officers who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties in such situations, not to mention damage to Micrel's reputation and standing in the community. In short, an Officer's conduct as a Senior Officer of Micrel, if it does not comply with the law or with this Code, can result in serious consequences for both the Officer and Micrel.


WAIVERS OF THE CODE

   Waivers of this Code may be granted on a case-by-case basis and only in extraordinary circumstances. Waivers of this Code may be made only by the Board, or the appropriate committee of the Board, and will be promptly disclosed to the public.


CONCLUSION

       This Code of Ethics for Senior Officers contains general guidelines for conducting the business of Micrel consistent with the highest standards of business ethics. If a Senior Officer has any questions about these guidelines, he or she should contact the Company's General Counsel. We expect all Senior Officers to adhere to these standards. Each Senior Officer is separately responsible for his or her actions. If an Officer engages in conduct prohibited by the law or this Code, he or she will be deemed to have acted outside the scope of his or her employment. Such conduct will subject the Officer to disciplinary action, including possible termination of employment.


                             * * * * * * * * * * *

   As a Senior Officer of Micrel, Inc., and/or its subsidiaries (as defined in this Code of Ethics), I acknowledge by my signature below that I have read and understand the requirements contained in the Code of Ethics for Senior Officers (Rev. 3/04).


________________________
Officer Signature

________________________
Officer Name (Printed)

________________________
Date